Filed Pursuant to Rule 424(b)(3)
File Nos. 333-219412

Great-West Capital ChoiceTM Advisor

Individual Single Premium Deferred

Index-Linked Annuity Contract

Issued by:

Great-West Life & Annuity Insurance Company

Supplement dated January 23, 2019

to the Prospectus dated May 1, 2018

This Supplement amends certain information contained in the Prospectus dated May 1, 2018.

Rule 12h-7 Exemption

Great-West Life & Annuity Insurance Company hereby relies on the exemption provided by Rule 12h-7 under the Securities Exchange Act of 1934 (“1934 Act”) from the requirements to file reports pursuant to Section 15(d) of that Act. In reliance on that exemption, Great-West Life & Annuity Insurance Company will not file the periodic reports that would otherwise be required under the 1934 Act.

This Supplement must be accompanied by, or read in conjunction with, the current Prospectus dated May 1, 2018.

Please read this Supplement carefully and retain it for future reference.